Exhibit 21

                             LIST OF SUBSIDIARIES OF
                       FRONTIER ADJUSTERS OF AMERICA, INC.

          Name                          State of Incorporation               Parent Company
          ----                          ----------------------               --------------
Frontier Adjusters of Arizona, Inc.          Arizona                  Frontier Adjusters of America, Inc.

Frontier Adjusters, Inc.                     Colorado                 Frontier Adjusters of Arizona, Inc.

Frontier Adjusters Co., Ltd.                 Alberta, Canada          Frontier Adjusters, Inc.